Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS SECOND QUARTER 2018 RESULTS

PARSIPPANY, N.J., August 1, 2018 – Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended June 30, 2018, which included its spin-off as an independent public company and the acquisition of La Quinta, adding over 900 hotels and nearly 89,000 rooms to its franchise system. Highlights include:

•	Revenues increased 31% compared with second quarter 2017, to $435 million.

•	Net income was $21 million for the second quarter; adjusted net income was $73 million, a 43% increase over the prior-year quarter.

•	Diluted earnings per share were $0.21 and adjusted diluted EPS were $0.73.

•	Further Adjusted diluted EPS (calculated as if our spin-off and our acquisition and integration of La Quinta had occurred on January 1) were $0.86, above our projection of $0.79 to $0.84.

•	Adjusted EBITDA increased 19% compared with the prior-year quarter, to $125 million.

•	Further Adjusted EBITDA was $159 million, consistent with our projection of $150 to $160 million.

•	Global RevPAR increased 9% year-over-year and 4% in constant currency and excluding our 2018 acquisitions and divestitures.

•	System-wide rooms grew 12% year-over-year, and 3% excluding our 2018 acquisitions and divestitures.

“Our team’s sharp focus on executing against our strategic and operating plans allowed us to deliver solid growth, in line with our prior projections, in our initial quarter as an independent public company,” said Geoffrey A. Ballotti, chief executive officer. “We also continued to strengthen our presence in the midscale hotel segment with the addition of the La Quinta brand and its over 900 hotels in May.”

Revenues were $435 million, compared with $331 million in the second quarter of 2017. Results reflect $77 million of incremental revenues from La Quinta. Excluding the impact from the acquisition of La Quinta, revenues increased 8% primarily due to 8% higher royalties and franchise fees, as well as a 17% increase in marketing, reservation and loyalty fees that in 2018 included global franchisee conference revenues that were fully offset by conference-related expenses.

Net income was $21 million compared with $48 million for the second quarter of 2017, reflecting separation-related and transaction-related costs incurred this year. Diluted EPS was $0.21.

Adjusted net income was $73 million, or $0.73 per diluted share, compared with $51 million in the second quarter of 2017. Second quarter earnings benefited from our revenue growth and lower taxes, partially offset by the timing of marketing expenses and higher interest expense. Full reconciliations of GAAP results to our non-GAAP adjusted measures for all reported periods appear in the tables to this press release.

Second quarter adjusted EBITDA was $125 million, compared with $105 million in the second quarter of 2017. Results primarily reflect the growth in revenues and $12 million of adjusted EBITDA from the La Quinta acquisition, partially offset by the timing of marketing expenses.

The Company estimates that, if it had completed its spin-off and had acquired and fully integrated La Quinta prior to April, its Further Adjusted EBITDA in the second quarter would have been $159 million, and its Further Adjusted diluted earnings per share would have been $0.86. See Tables 5 and 6 for additional information.

As of June 30, 2018, the Company’s hotel system consisted of nearly 9,000 properties and more than 792,000 rooms, a 12% increase compared with the second quarter of 2017. Room count is up 3% year-over-year excluding our 2018 acquisitions and divestitures. Our development pipeline increased to nearly 1,400 hotels and over 171,000 rooms, a 13% year-over-year room increase, reflecting the addition of 24,000 La Quinta pipeline rooms and the removal of 2,000 Knights Inn pipeline rooms. Approximately 51% of our pipeline is international and 70% is new construction.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments.

Hotel Franchising

$ millions	2018	2017	% Change
Revenue	$289	$233	24%
Adjusted EBITDA	129	111	16%

Revenues increased 24% compared to second quarter 2017, including $26 million of incremental revenues from La Quinta. Excluding the impact of the acquisition of La Quinta and the divestiture of Knights Inn, revenues increased 13% primarily due to 9% higher royalties and franchise fees, as well as a 17% increase in marketing, reservation and loyalty fees that included global franchisee conference revenues. The 9% growth in royalties and franchise fees reflected our 3% room growth and 5% RevPAR growth, excluding 2018 acquisitions and divestitures. Adjusted EBITDA grew 16% to $129 million, including $9 million of incremental Adjusted EBITDA from La Quinta. Excluding the impact from the acquisition of La Quinta, Adjusted EBITDA grew 8% reflecting the growth in royalties and franchise fee revenues, partially offset by a $3 million timing-related increase in marketing expenses compared to marketing fund revenues.

Hotel Management

$ millions	2018	2017	% Change
Revenue	$146	$98	49%
Adjusted EBITDA	8	4	100%

Revenues increased 49% compared to the prior-year period, reflecting $51 million of incremental revenues from La Quinta (including $46 million of cost-reimbursement revenues). Excluding the impact from the acquisition of La Quinta, revenues declined $3 million reflecting lower cost-reimbursement revenues and lower owned-hotel revenues. Adjusted EBITDA increased by $4 million compared to the prior-year quarter, reflecting $3 million of Adjusted EBITDA from La Quinta.

Other Items

Acquisition of La Quinta – The Company completed the acquisition of La Quinta on May 30, 2018, adding over 900 franchised properties with nearly 89,000 rooms to the Company’s midscale hotel system. The aggregate purchase price was approximately $2 billion, including $240 million of taxes and other items, which we are obligated to pay on behalf of La Quinta Holdings Inc. during the third quarter of 2018. The Company continues to expect to generate $55 million to $70 million in annual synergies in connection with this transaction.

Divestiture of Knights Inn – The Company in May 2018 completed the sale of its Knights Inn brand, consisting of approximately 350 franchised hotels with approximately 21,000 rooms. Knights Inn’s typical franchise agreements were much shorter, and its average U.S. RevPAR was much lower, than the Company’s other brands.

Spin-off from Former Parent Company – On May 31, 2018, the Company completed its spin-off from Wyndham Worldwide through the tax-free distribution of the Company’s stock to shareholders of Wyndham Worldwide Corporation. The Company’s stock began regular-way trading on the New York Stock Exchange under the symbol “WH” on June 1, 2018.

Share Repurchases – Following the completion of the spin-off, the Company repurchased approximately 246,000 shares of its common stock for $15 million in the second quarter.

Outlook

The Company provided the following outlook, which assumes that its spin-off and the acquisition and integration of La Quinta had all been completed on January 1, 2018, for full-year 2018:

•	Further Adjusted revenues of $1.99 billion to $2.04 billion.

•	Further Adjusted net income of $300 million to $320 million.

•	Further Adjusted EBITDA of $590 million to $610 million.

•	Further Adjusted diluted EPS of $2.98 to $3.18, based on a Further Adjusted diluted share count of 100.6 million, which excludes future share repurchases.

•	Rooms growth of 11% to 13%, or 2% to 4% excluding our 2018 acquisitions and divestitures.

•	Constant-currency RevPAR growth of 7% to 8%, or approximately 3% excluding our 2018 acquisitions and divestitures.

More detailed projections are available in Table 6 of this press release. In determining adjusted net income, adjusted EBITDA and adjusted EPS, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures, as described in Table 5 of this press release. The Company is providing an outlook for net income, EBITDA and EPS only on a non-GAAP basis because it is unable to predict with reasonable certainty the occurrence or amount of these adjustments or other potential adjustments that may arise in the future.

Conference Call Information

Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, August 1, 2018 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 877 876-9176 and providing the passcode “WYNDHAM”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website for approximately 90 days beginning at noon ET on August 1, 2018. A telephone replay will be available for approximately ten days beginning at noon ET on August 1, 2018 at 800 695-1624.

Presentation of Financial Information

Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of the press release.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company, with nearly 9,000 hotels across more than 80 countries on six continents.  Through its network of more than 792,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in both the economy and midscale segments of the lodging industry. The Company operates a portfolio of 20 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel Inn & Suites®, La Quinta®, Wingate®, AmericInn®, Hawthorn Suites®, The Trademark Collection®, and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services, with more than 400 properties under management. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 58 million enrolled members the opportunity to redeem points at thousands of hotels, condominiums and holiday homes globally. For more information, visit www.wyndhamhotels.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” “estimate” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings, cash flow and other financial and operating measures.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward-looking statements include without limitation general economic conditions, the performance of the financial and credit markets, the economic environment for the hospitality industry, the impact of war, terrorist activity or political strife, operating risks associated with the hotel business, risks related to our spin-off as a newly independent company, uncertainties related to Wyndham Hotels’ ability to obtain financing or the terms of such financing, unanticipated developments related to the impact of the spin-off on our relationships with our customers, suppliers, employees and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the spin-off, risks related to our acquisition of the La Quinta hotel franchising and hotel management business, including our ability to achieve expected benefits associated with the transaction, as well as those other risks and uncertainties described in the section titled “Risk Factors” and elsewhere in Wyndham Hotels’ Registration Statement on Form 10, in this press release and in Wyndham Hotels’ other filings with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

# # #

CONTACTS:

Investors: Matt Capuzzi Vice President, Investor Relations 973 753-6453 Matthew.Capuzzi@wyndham.com	Media: Nadeen N. Ayala Senior Vice President, Global Communications 973 753-8054 Nadeen.Ayala@wyndham.com

Table 1

WYNDHAM HOTELS & RESORTS

SUMMARY DATA SHEET

($ in millions, except per share and RevPAR data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Income Statement and Other Items

Net revenues	$435	$331	31%	$737	$620	19%
Income before income taxes	29	82	(65%)	85	136	(38%)
Net income	21	48	(56%)	61	81	(25%)
Earnings per share - diluted	$0.21	$0.48	(56%)	$0.61	$0.81	(25%)

Adjusted Earnings Metrics (non-GAAP)
Adjusted EBITDA	$125	$105	19%	$217	$183	19%
Adjusted pretax income	98	86	14%	172	146	18%
Adjusted net income	73	51	43%	127	87	46%
Adjusted earnings per share - diluted	$0.73	$0.51	43%	$1.27	$0.87	46%

Segment Results

Net Revenues
Hotel Franchising	$289	$233	24%	$491	$424	16%
Hotel Management	146	98	49%	246	196	26%
Total Reportable Segments	435	331	31%	737	620	19%
Corporate and Other	-	-		-	-
Total Company	$435	$331	31%	$737	$620	19%

Adjusted EBITDA
Hotel Franchising	$129	$111	16%	$214	$189	13%
Hotel Management	8	4	100%	24	14	71%
Total Reportable Segments	137	115	19%	238	203	17%
Corporate and Other	(12)	(10)	NM	(21)	(20)	NM
Total Company	$125	$105	19%	$217	$183	19%

Key Operating Statistics

Total Company(a)
Number of properties	8,976	8,140	10%	8,976	8,140	10%
Number of rooms	792,300	705,700	12%	792,300	705,700	12%
RevPAR(b)	$42.95	$39.43	9%	$38.54	$35.61	8%
Average royalty rate	3.76%	3.70%	6 bps	3.69%	3.70%	(1) bps

United States(c)
Number of properties	6,311	5,496	15%	6,311	5,496	15%
Number of rooms	504,300	425,800	18%	504,300	425,800	18%
RevPAR	$48.50	$44.53	9%	$42.39	$39.28	8%
Average royalty rate	4.50%	4.41%	9 bps	4.48%	4.43%	5 bps

As of
June 30, 2018
Balance Sheet Items
Cash(d)	$416
Debt	2,145
Shareholders' equity	1,436

(a)	2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties grew 4%, number of rooms grew 3%, RevPAR grew 5% and 6%, and average royalty rate was unchanged and decreased 7 bps for the three and six months ended June 30, 2018, respectively.
(b)	Amounts reflect currency exchange movements. Excluding such movements, the impact of the La Quinta acquisition and the Knights Inn divestiture, RevPAR increased 4% and 4% for the three and six months ended June 30, 2018, respectively.
(c)	2018 metrics include the impact of the La Quinta acquisition as well as the Knights Inn divestiture. Excluding these transactions, number of properties grew 5%, number of rooms grew 3%, RevPAR grew 4% and 5%, and average royalty rate increased 6 bps and was unchanged for the three and six months ended June 30, 2018, respectively.
(d)	Includes $240 million of cash which is expected to be paid in the third quarter of 2018 to tax authorities and/or CorePoint Lodging Inc. related to the La Quinta acquisition.

See Table 5 for definitions and reconciliations of non-GAAP measures.

See our website (www.investor.wyndhamhotels.com) for further information related to drivers and operating statistics.

Table 2

WYNDHAM HOTELS & RESORTS

INCOME STATEMENT

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues
Royalties and franchise fees	$113	$95	$194	$170
Marketing, reservation and loyalty	124	96	208	173
Hotel management	28	27	58	56
License and other fees	25	20	43	36
Cost reimbursements	114	69	180	136
Other	31	24	54	49
Net revenues	435	331	737	620

Expenses
Marketing, reservation and loyalty	124	93	208	174
Operating	47	43	87	88
General and administrative	26	23	49	44
Cost reimbursements	114	69	180	136
Depreciation and amortization	22	19	41	37
Transaction-related, net	28	-	30	-
Separation-related	35	-	46	-
Restructuring	-	-	-	1
Total expenses	396	247	641	480

Operating income	39	84	96	140
Interest expense, net	10	2	11	4

Income before income taxes	29	82	85	136
Provision for income taxes	8	34	24	55
Net income	$21	$48	$61	$81

Earnings per share
Basic	$0.21	$0.48	$0.61	$0.81
Diluted	0.21	0.48	0.61	0.81

Weighted average shares outstanding
Basic	99.9	99.8	99.8	99.8
Diluted	100.0	99.8	99.8	99.8

Table 3

WYNDHAM HOTELS & RESORTS

CASH FLOWS

(In millions)

	Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$33	$80
Net cash used in investing activities	(1,672)	(18)
Net cash provided by (used in) financing activities	1,996	(56)
Effect of changes in exchange rates on cash and cash equivalents	-	(1)
Net increase in cash and cash equivalents	$357	$5

Free Cash Flow:

We define free cash flow to be net cash provided by operating activities less property and equipment additions which we also refer to as capital expenditures:

	Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities (a)	$33	$80
Less: Property and equipment additions (b)	(33)	(17)
Free cash flow	$-	$63

(a)	Includes $87 million of transaction-related and separation-related cash outlays in the six months ended June 30, 2018.
(b)	Includes $13 million of capital expenditures in the six months ended June 30, 2018 at the Company's owned hotel in Puerto Rico, which are being reimbursed by insurance proceeds that are not considered a component of free cash flow.

We believe free cash flow to be a useful operating performance measure to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions, development advances and equity investments, as well as our ability to return cash to shareholders through dividends and share repurchases. A limitation of using free cash flow versus the GAAP measures of net cash provided by operating activities, net cash used in investing activities and net cash provided by financing activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.

Table 4

WYNDHAM HOTELS & RESORTS

SYSTEM SIZE

	Six Months Ended June 30,
	2018	2017
Beginning Room Count (January 1)
United States	440,100	429,000
International	288,100	268,600
Total	728,200	697,600

Additions (a)
United States	97,400	9,100
International	13,700	17,200
Total	111,100	26,300

Deletions (b)
United States	(33,200)	(12,300)
International	(13,800)	(5,900)
Total	(47,000)	(18,200)

Ending Room Count (June 30) (c)
United States	504,300	425,800
International	288,000	279,900
Total	792,300	705,700

(a)	Includes 88,900 rooms (86,900 U.S. and 2,000 international) added in connection with the acquisition of La Quinta in May 2018.
(b)	Includes 21,300 rooms (20,100 U.S. and 1,200 international) deleted in connection with the divestiture of Knights Inn in May 2018.
(c)	2017 includes 22,100 Knights Inn rooms (20,900 U.S. and 1,200 international).

Table 5

WYNDHAM HOTELS & RESORTS

NON-GAAP RECONCILIATIONS AND DEFINITIONS

(In millions)

We believe that Adjusted EBITDA provides useful information to investors about us and our financial condition and results of operations because Adjusted EBITDA is among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$21	$48	$61	$81
Provision for income taxes	8	34	24	55
Depreciation and amortization	22	19	41	37
Interest expense, net	10	2	11	4
Stock-based compensation expense	1	2	4	5
Transaction-related costs	28	-	30	-
Separation-related costs	35	-	46	-
Restructuring costs	-	-	-	1
Adjusted EBITDA	$125	$105	$217	$183

Definitions

Adjusted EBITDA: Represents net income excluding interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related costs (acquisition-, disposition-, or separation-related), stock-based compensation expense, early extinguishment of debt costs and income taxes.  Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income or other measures of financial performance or liquidity derived in accordance with U.S. GAAP.  In addition, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted earnings measures: Adjusted net income and adjusted diluted earnings per share exclude amortization of acquisition-related intangible assets, impairment charges, restructuring and other related charges, contract termination costs, transaction-related (acquisition-, disposition-, or separation-related) costs and early extinguishment of debt costs.

Further Adjusted earnings measures: Represents adjusted earnings measure presented as if our spin-off and the acquisition and integration of La Quinta had occurred on January 1, 2018.

Number of Rooms: Represents the number of rooms at hotel group properties at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.

RevPAR:  Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.

Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.

Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.

Table 5 (continued)

WYNDHAM HOTELS & RESORTS

NON-GAAP RECONCILIATIONS AND DEFINITIONS

(In millions, except per share data)

The tables below reconcile certain non-GAAP financial measures.  The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments.  In addition to GAAP financial measures, the Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.  These supplemental disclosures are in addition to GAAP reported measures.  This non-GAAP reconciliation table should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Location on Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
Diluted EPS		$0.21	$0.48	$0.61	$0.81

Net income		$21	$48	$61	$81

Adjustments:
Transaction-related costs (a)	Transaction-related	28	-	30	-
Separation-related costs (b)	Separation-related	35	-	46	-
Restructuring costs (c)	Restructuring	-	-	-	1
Acquisition-related amortization expense	Depreciation and amortization	6	5	11	9
Total adjustments before tax		69	5	87	10
Income tax provision	Provision for income taxes	17	2	21	4
Total adjustments after tax		52	3	66	6
Adjusted net income		$73	$51	$127	$87
Adjustments - EPS impact		0.52	0.03	0.66	0.06
Adjusted diluted EPS		$0.73	$0.51	$1.27	$0.87

Diluted weighted average shares outstanding		100.0	99.8	99.8	99.8

Note: Amounts may not add due to rounding.

(a)	Primarily relates to costs incurred in connection with the Company's acquisition of La Quinta offset by a gain on divestiture of $23 million associated with the divestiture of the Knights Inn brand.
(b)	Represents costs associated with our spin-off from Wyndham Worldwide.
(c)	Relates to expenses associated with restructuring initiatives primarily focused on realigning our brand operations.

Table 5 (continued)

WYNDHAM HOTELS & RESORTS

NON-GAAP RECONCILIATIONS AND DEFINITIONS

(In millions, except per share data)

Reconciliation of Adjusted Net Income and Diluted EPS to Further Adjusted Net Income and Diluted EPS*:

	Three Months Ended June 30,	Six Months Ended June 30,
	2018	2018
Adjusted diluted EPS	$0.73	$1.27

Adjusted net income	$73	$127

Plus: Further Adjustments
Contribution from La Quinta (a)	17	38
Not-yet-realized La Quinta synergies (b)	14	30
Separation adjustments (c)	7	14
Corporate costs (d)	(4)	(9)
Depreciation expense (e)	(1)	(3)
Interest expense (f)	(14)	(37)
Total adjustments before tax	19	33
Income tax provision	5	9
Total adjustments after tax	14	24
Further Adjusted net income	$87	$151
Adjustments - EPS impact	0.14	0.24
Further Adjusted diluted EPS	$0.86	$1.50

Diluted weighted average shares outstanding	100.0	99.8
Adjustment to reflect full dilution	0.6	0.8
Adjusted diluted weighted average shares outstanding	100.6	100.6

*	Further Adjusted metrics assume that the Company's spin-off from Wyndham Worldwide and the Company's acquisition and integration of La Quinta occurred on January 1, 2018. Such metrics reflect incremental license fees from Wyndham Destinations, incremental costs to be incurred in connection with becoming a separate publicly traded company and expected synergies in connection with the acquisition of La Quinta. We believe this metric provides useful information to investors. These metrics are not intended to be presented in accordance with Article 11 of Regulation S-X.

Note: Amounts may not add due to rounding.

(a)	Represents results for the period prior to our acquisition.
(b)	Represents full run-rate of expected synergies less actual synergies realized (or expected to be realized) in 2018.
(c)	Represents incremental license fees and other separation adjustments for the period prior to the spin-off.
(d)	Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.
(e)	Represents depreciation expense associated with acquired assets and assets transferred to the Company in connection with the spin-off.
(f)	Represents incremental interest expense on our debt for the period prior to the spin-off.

Table 6

WYNDHAM HOTELS & RESORTS

2018 OUTLOOK

As of August 1, 2018

(In millions, except per share data)

	2017 Actual (a)	2018 Outlook	Further Adjusted 2018 Outlook (b)
Revenues	$1,280	$ 1,740 - 1,790	$ 1,990 - 2,040
Adjusted EBITDA	383	497 - 513	590 - 610
Depreciation and amortization expense (c)	56	64 - 69	65 - 70
Stock-based compensation expense	11	8 - 10	19 - 23
Interest expense, net	6	63 - 67	94 - 98
Adjusted pretax income	310	350 - 370	410 - 430
Income tax expense (d)	124	95 - 100	110 - 115
Adjusted net income	$186	$ 260 - 270	$ 300 - 320

Diluted earnings per share		$ 2.58 - 2.68	$ 2.98 - 3.18

Diluted shares		100.6	100.6

	2017 Actual (a)	2018 Outlook (b)
Year-over-Year Growth (e)
Global RevPAR	3%	7% - 8%
Global RevPAR (excluding 2018 acquisitions and divestitures)		Approx. 3%
Number of rooms	4%	11% - 13%
Number of rooms (excluding 2018 acquisitions and divestitures)		2% - 4%

Reconciliation of Adjusted EBITDA to Further Adjusted EBITDA

	2018
			Outlook (b)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full-Year

Adjusted EBITDA	$92	$125	$155 - 163	$125 - 133	$497 - 513
Plus: Further Adjustments
Pre-acquisition contribution from La Quinta (f)	21	17	-	-	38
Not-yet-realized La Quinta synergies (g)	16	14	8 - 10	7 - 9	45 - 49
Separation adjustments (h)	7	7	-	-	14
Corporate costs (i)	(5)	(4)	3	2	(4)
Further Adjusted EBITDA *	$131	$159	$166 - 176	$134 - 144	$590 - 610

*	Further Adjusted metrics provided in the 2018 Outlook column assume that the Company's spin-off from Wyndham Worldwide and the Company's acquisition and integration of La Quinta occurred on January 1, 2018. Such metrics reflect incremental license fees from Wyndham Destinations, incremental costs to be incurred in connection with becoming a separate publicly traded company and expected synergies in connection with the acquisition of La Quinta. We believe this metric provides useful information to investors. These metrics are not intended to be presented in accordance with Article 11 of Regulation S-X.

(a)	Restated to reflect the required change in revenue accounting.
(b)	Outlook assumes the Company's spin-off from Wyndham Worldwide and its acquisition and integration of La Quinta all occurred on January 1, 2018. Outlook is calculated on a constant-currency basis.
(c)	Excludes amortization of acquisition-related intangible assets.
(d)	Assumes an effective tax rate of approximately 27%.
(e)	A glossary of terms is included in Table 5.
(f)	Represents results for the period prior to our acquisition.
(g)	Represents full run-rate of expected synergies less actual synergies realized (or expected to be realized) in 2018.
(h)	Represents incremental license fees and other separation adjustments for the period prior to the spin-off.
(i)	Represents the difference between corporate costs incurred and those expected to be incurred following the spin-off and transition period.